Exhibit 1

RCM Technologies, Inc. Investor Presentation November 14, 2013

Forward-Looking Statements The statements contained in this presentation that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to demand for the services provided by RCM Technologies, Inc. (the expected demand for our services and expectations regarding our revenues, the ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risks, uncertainties and other factors may emerge from time to time that could cause the actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law. 2

Attendees Robert B. Kerr, Lead Independent Director Michael E.S. Frankel, Director Nominee Leon Kopyt, CEO Kevin D. Miller, CFO 3

Overview: What is the Election About? Under the current board and management team, RCM has delivered superior returns to shareholders, including $20 million in tangible value returned to shareholders in the past three years The RCM board has a solid strategy to continue to drive shareholder value. The Legion Group has offered no advice on how RCM should enhance shareholder value One Legion Group nominee has no public company board or management experience; the other has a history of presiding over the substantial destruction of shareholder value The RCM board has adopted best practices in corporate governance RCM attempted multiple times to settle this proxy contest. The Legion Group refused and has made unreasonable demands We believe the Legion Group should disclose all of its future plans and intentions to RCM shareholders 4

Overview & Competitive Advantage Premier Single-Source Provider of Business & Technology Solutions Industry verticals focus Integrated solutions suite Global delivery platform Strong Geographic Presence Major North American markets International alliances/partnerships Unique Blend of Service Offerings Complementary and technologically compatible Reduced dependence on single technology or industry sector Target Changing Industries Deregulation, consolidation and regulatory compliance The RCM Advantage Capability, credibility, competence Proven and committed value provider 5

Business Group Service Offerings Information Technology Services Group Engineering Services Group Specialty Health Care Services Group Specialized Therapy Specialized Nursing Premier Provider to Educational Institutions Power Generation Plant Refurbishment Nuclear Restart Peaking Power Plants (Gas Turbine & Alternative Energy) Energy Delivery Transmission & Distribution Sub-Stations Energy Mgmt. & Facilities Design Aerospace/Defense Fixed & Rotary Wing Aircraft Design Technical Publications Enterprise Business Solutions Enterprise Infrastructure Mgmt. (Network/Infrastructure, Systems, Applications) ERP/Supply Chain Enterprise Integration Enterprise HR Enterprise Project Mgmt. Life Sciences (Pharma, Medical Devices, Biotech) Compliance & Validation Quality Management Services IT Consulting & Staff Augmentation 6

Geographic Presence 26 Branches in 15 States, Canada & Puerto Rico Executive Office Operational Headquarters Branch Offices 7

PLAN BUILD Technology Assessments SUPPORT Customer Relationship Phases 8 PLAN BUILD Feasibility Studies Concept Analyses Business Process & Technology Assessments Design Develop Deliver Managed Services Operational Improvement SUPPORT

Industry Targeting Focus Why? Benefit Target Changing Industries Consolidation Deregulation Regulatory Compliance Exploding Costs Accelerating Demand Heavy Users Of RCM Services Implement Integration Adapt Technology Increase Efficiency Improve Quality Gain Control Ensure Security Energy Financial Telecommunication Life Sciences Healthcare Government Enterprise App. Integration IT Enterprise Management ERP/Supply Chain Mgmt. Validation & Compliance Engineer/Procure/Construct 9

The RCM Advantage V A L U E Domain Knowledge (Sector & Technology) Services Continuum Flexibility in Customized Solutions Rapid Mobilization & Deployment Strategic Partnerships & Alliances North American Locations Quality Assurance Standards Program Major Technical Certifications DoD Security Clearance Large Contract Execution Experience Financial & Operational Resources Public Company Accountability Industry Recognition & Awards Established Corporate History Performance References Regulatory Compliances Significant Client Retention Measurable Results Committed Partner RIGHT PROVEN VALUE 10

EXPAND Services Delivery TRANSFORM Commoditized Services To Customized Solutions BUILD Innovative Solutions ADAPT To Changing Technology, Business & Market Conditions POSITION Premier Single-Source Solution Provider Fundamental Business Strategy 11

Delivering Value Now & Into the Future Continue services transformation to increase delivered value and expand margins (Engineer – Procure – Construct & Bundled Solutions) Continue to build predictable and recurring revenue model Expand and strengthen service offerings continuum Invest in new technologies to meet market demand and trends Continue sectorial and geographic diversification of key business units’ core competencies platform 12

 Innovative Bundled Solutions & Proprietary Methodology Compatible Partnerships Improve Sales Productivity Expand Cross-Selling Improve Consultants Utilization Optimize & Streamline Corporate Costs Build Predictable & Recurring Revenue Model Realization of Existing Contract Backlog Consistent & Sustainable Performance Stock Buy-Back Program Maximize Capital Allocation Investor Conferences & Presentations Analyst Coverage PERFORMANCE TRANSFORMATION STOCK VALUE + = Develop-Partner Increase Awareness of RCMT Opportunity Business Initiatives Grow Revenues & Improve Margins Enhance Shareholder’s Value 13

Positioned For Growth Attractive and diversified service offerings portfolio Large and opportunistic markets Efficient operating infrastructure with significant capacity for growth Highly scalable and rapidly deployable operating business model Strong financial metrics 14

Strong Track Record of Financial Results RCM posted strong results for the thirteen weeks ended September 28, 2013: Revenue grew 18.6% year-over-year Operating Income grew 63.1% year-over-year Net Income grew 80.1% year-over-year Engineering segment achieved record revenues and gross profits for any thirteen week period Specialty Health Care segment achieved record third quarter revenues (this segment historically experiences seasonally low revenues due to summer school closings) Information Technology segment achieved highest third quarter revenues since fiscal 2010 RCM has posted strong results for the thirty-nine weeks ended September 28, 2013: Revenue grew 14.8% year-over-year Operating Income grew 29.2% year-over-year (38.0% excluding one-time facilities consolidation charge) Net Income grew 62.6%year-over-year (72.0% excluding one-time facilities consolidation charge) Engineering segment achieved record revenues and gross profits for any thirty-nine week period Information Technology segment achieved highest third quarter YTD revenues since fiscal 2010 15

Operational Successes Reduced operating expenses by 34.2% from $48.6M in fiscal 2008 to $36.3M annualized for fiscal 2013 Engineering segment 5 year composite growth rate is 44% as revenues grew from $59.3M in fiscal 2008 to estimated revenues of $84.4M in fiscal 2013, into the headwinds of the second worst economic crisis in a century Since hiring a new Senior Vice President in Q4 2011 and making several other changes, IT segment has steadily improved revenues 16

A Prosperous Future RCM is on record that Q4 2013 is anticipated to post the highest revenues and normalized operating income of 2013 RCM is on record that it believes its Engineering and Specialty Health Care segments will attain record revenues in 2014 RCM is on record that RCM executive management believes that 2014 operating income should grow 15% in 2014 and possibly more 17

A Commitment to Maximizing Shareholder Returns RCM has returned $20 million approx. 34% of its pre-dividend market capitalization - to shareholders over past 3 years - $1.00 / share special cash dividend in December 2012 ($12.3M in total) - In January 2013, RCM fully completed its $7.5 million buyback commitment announced in 2010 – purchased 1.4 million shares (11.9% of outstanding shares) at average price of $5.09 / share On October 28, 2013, RCM announced a new $5 million stock buyback program - stock repurchases are authorized from time to time over the next 12 months As of November 11, 2013, RCM stock has delivered total shareholder return of 709% over the past 5 years, significantly outperforming its competitors and the overall market plus a $1.00 / share special cash dividend in December 2012 18

RCM Has Delivered Superior Shareholder Returns 19 Companies comprising each of the Sectors are listed in Exhibit B.

RCM Has Delivered Superior Shareholder Returns 20

A Commitment to the Highest Standards in Governance Independent Board CEO is the only management member on the Board Appointed Robert B. Kerr as Lead Independent Director Only independent directors on key committees Broad Experience Broad range of functional competencies including finance, accounting, mergers and acquisitions, operations, government relations and strategic planning Fresh Perspectives Three independent directors added to RCM Board in the past 3 years Michael E.S. Frankel – nominated to serve as the fourth new independent director Leadership and Involvement Very engaged Board with active attendance and participation at all committee and Board meetings Executive sessions of independent directors at every Board meeting 21

A Commitment to the Highest Standards in Governance Shareholder-Friendly Governance Implemented declassification of Board starting at 2013 Annual Meeting - Adopted majority voting standard for uncontested elections of directors Shareholder Protection: Shareholder Rights Agreement Board deliberated carefully, retained investment bank and enacted a limited proxy contest was threatened by the Legion Group Less than 1 year duration Qualified offer / permitted-bid provision added at request of large shareholder No dead-hand, slow-hand or similar features “Fast-tracked” implementation to make directors more accountable to shareholders duration shareholder rights plan to protect shareholders’ interests after 22

A Commitment to the Highest Standards in Governance Management interests aligned with shareholders Strong insider ownership – directors and named executive officers beneficially own approximately 9% of shares outstanding Board has adopted stock ownership guidelines for executives and nonemployee directors All directors and officers are in compliance (one relatively new executive in ramp-up) Transparency Corporate governance guidelines posted to website along with copies of all Board committee charters 23

Why the Legion Group is WRONG for RCM Messrs. Vizi and Ballou are not the right choices for the RCM Board 24

The Dissident Group is Led by Legion Partners Relatively new investment firm Founded in 2010 RCM is its first and only publicly disclosed activist initiative Run out of Mr. Vizi’s apartment Not clear if it has ever invested in a public company Party to an Investment Advisory Agreement (IAA) with a significant RCM shareholder IAA provides for minimal 2% management fees while the majority of the compensation potential is tied to a liquidity event Mr. personal compensation associated with the RCM initiative is primarily tied to the amount earned by Legion Partners under this IAA IAA provides significant economic incentive for Legion Partners and Mr. Vizi to seek an accelerated sale of RCM and act in ways that may not be in the best interests of all RCM shareholders and may not maximize shareholder value No significant direct economic interest in RCM While Legion Partners’ clients may have a significant investment in RCM, Legion Partners and its principals have a relatively minimal investment in RCM and are prohibited by IAA from acquiring any more RCM shares 25

Legion Group’s Proxy Contest The Legion Group teamed up with Roger H. Ballou, who previously attempted a hostile takeover of RCM In 2010, Mr. Ballou orchestrated an unsuccessful hostile takeover attempt of RCM while President and CEO of CDI Corporation (NYSE: CDI) Offer was for $5.20 per share and was rejected by the RCM Board as not being in the best interest of RCM shareholders Hostile offer would have prevented RCM shareholders from realizing (i) the approximately 25% increase in stock price that RCM’s Board has generated since that time; and (ii) the $1.00 per share special cash dividend paid in 2012 Mr. Ballou entered into an agreement to resign as President and CEO (and board member) of CDI less than a year after his failed hostile takeover of RCM CDI faced multiple U.S. and UK government investigations and fines and penalties during his tenure 26

We Attempted to Settle… Multiple Times RCM proposed major concessions to the Legion Group in a good faith effort to avoid the cost and distraction of this proxy contest Offered Messrs. Vizi and Ballou two seats on a six person RCM Board In an extreme effort to settle, we offered to name Mr. Vizi as Lead Independent Director, despite his obvious lack of experience to qualify him for such position, including no experience ever serving on a public company board The Legion Group, led by Mr. Vizi, refused to engage in a constructive dialogue with us regarding settlement, resulting in this costly and distracting proxy fight The Legion Group was unreasonable in its settlement demands and refused to settle UNLESS: RCM agreed to delay the declassification of its Board until the 2014 Annual Meeting so their nominees could be elected to three-year terms and would not need to stand for re-election until 2016 RCM agreed to make a payment of up to $250,000 to the Legion Group for “expense reimbursement” 27

The Legion Group Continues to Misrepresent their Settlement Demands The major sticking point in the settlement negotiations was the timing of the declassification of the RCM Board the implementation of the declassification proposal at the 2013 Annual settlement included the following: In email exchange September 1 and October 1*, Mr. Vizi responds to a request from us that he reconsider his position demanding that we defer declassification until 2014: *Full text of the letter and email exchange are attached as Exhibit C   The Legion Group claims that they told us that they were “… amenable to the implementation of the declassification proposal at the 2013 Annual Meeting…” THIS IS ABSOLUTELY FALSE.   Yet, in their letter of September 4*, the Legion Group’s terms for a settlement included the following: “RCM and the Board will support the election of Legion’s two nominees at the 2013 annual meeting to serve as Class B Directors, with terms expiring in 2016.”   In email exchange September 1 and October 1*, Mr. Vizi responds to a request from us that he reconsider his position demanding that we defer declassification until 2014: “We will not waver in our devotion to these basic tenets…”* 28

 Nominees Are Problematic Bradley S. Vizi 29 years old, with no public company board or management experience No relevant industry experience Only apparent professional experience is as an investment fund manager leverage to pressure our Board Incentivized to pursue a “fire sale” of RCM Recently engaged in “fishing expedition” in an attempt to gain 29

The Legion Group’s Nominees Are Problematic Roger H. Ballou Attempted a hostile takeover of RCM in 2010 at an inadequate price Not currently employed; unclear connection with the Legion Group and purpose of interest in RCM Problems and destruction of shareholder value at CDI Corporation CDI was the target of governmental investigations during Mr. Ballou’s tenure that caused CDI to pay millions of dollars in settlements and fines U.S. Department of Justice U.K. Office of Fair Trading During the last 5 years under Mr. Ballou CDI’s stock price dropped 23.6% During the last 3 ½ years of his tenure, CDI’s stock price dropped 40.8% Ultimately agreed to resign and received a significant severance package Eradication of shareholder value at Global Vacation Group As a result of his flawed stewardship as CEO, Global Vacation Group went from a high of $15 per share into a liquidation in just 4 years, netting shareholders 26 cents per share Ultimately agreed to resign and received a significant severance package 30

RCM’s Nominees are Highly Qualified and Very Experienced 31

RCM’s Nominees are Highly Qualified and Very Experienced Robert B. Kerr Current Lead Independent Director Audit Committee Chairman and financial expert Public company director for almost two decades Expertise in mergers and acquisitions Active and ongoing engagement with RCM executives and branch management Highly credentialed with three degrees, including an MBA and BS – Engineering. Experience advising companies in the manufacturing, distribution and service industries 32

RCM’s Nominees are Highly Qualified and Very Experienced Michael E.S. Frankel Public company board and leadership experience, including as chair of a public company’s nominating and governance committee Corporate development and finance executive at major U.S. companies like GE Capital and Lexis Nexis Two decades of experience in positions involving law, financial advisory, finance, strategy, business development and operational improvement Previous experience as an M&A lawyer and M&A investment banker at prominent, nationally-recognized firms: Merrill Lynch and Skadden Arps Brings valuable insight in M&A and business development matters Highly credentialed with law and MBA degrees from University of Chicago, Masters in International Relations. No prior connection to any executive or board member of RCM. 33

RCM’s Plan Legion’s Plan Who Has the Plan to Maximize RCM Shareholder Value Transformation to Increase Delivered Value & Expand Margins Continue to Build Predictable & Recurring Revenue Model Expand & Strengthen Service Offerings Continuum Invest in New Technologies to Meet Market Demand & Trends Continue Diversification of Key Platform 34

The Legion Group’s Nominees Could Jeopardize RCM’s Future Questionable Objectivity of Legion Group Nominees We are concerned with how truly objective and independent the Legion Group nominees would be given that they were selected by the Legion Group and Mr. Vizi is a principal and founder of Legion Partners Whose interests would Mr. Vizi be primarily protecting? No Plan or New Ideas The Legion Group has neither provided us with any plans or proposals shareholder value nor proposed to us any changes to RCM’s strategy or operations – Despite our numerous requests, we have yet to learn what the Legion Group’s “vision” is for RCM – In recently filed investor presentation, characterized some “one-size-fits-all” catch phrases as specific business advice Incentivized to pursue a “fire sale” of RCM – Need a liquidity event to capitalize on payments under Legion Partners’ Investment Advisory Agreement – Failed to provide any strategic or operational suggestions despite our numerous requests - we have yet to learn what their “vision” is for RCM – Have expressed intent to acquire RCM for themselves to enhance RCM -size-fits- specific business advice Agreement Failed to provide any strategic or operational suggestions despite our numerous requests - Have expressed intent to acquire RCM for themselves 35

The Legion Group Has Failed to be Completely Transparent with RCM Shareholders Failure to be Completely Transparent about Their Plans and Intentions for RCM and Their Troublesome Nominees regarding RCM should they be successful having their hand-picked nominees elected to the RCM Board Undisclosed agenda evidenced by teaming up with Roger Ballou, who has tried to take control of RCM in 2010 Mr. Vizi Legion Group and then shortly thereafter disavowed such interest Extensive new disclosures made to our shareholders in their 13D and proxy supplement in response to our lawsuit Effective Control Over RCM - Disproportionate to Their Investment in RCM Nominees would account for 1/3 of the RCM Board, if elected Initially refused to discuss any standstill and was consistently opposed to a broad comprehensive standstill Indicated they needed to have their nominees elected for three-year terms and not be bound by a standstill in 2015 to preserve their ability to have four directors on the Board in 2015 – The Legion Group’s SEC filings and their communications with us are silent as to their plans regarding RCM should they be successful having their hand-picked nominees elected to the RCM Board – Undisclosed agenda evidenced by teaming up with Roger Ballou, who has tried to take control of RCM in 2010 – Mr. Vizi solicited RCM’s interest in discussing the sale of RCM to one or more members of the Legion Group and then shortly thereafter disavowed such interest – Extensive new disclosures made to our shareholders in their 13D and proxy supplement in response to our lawsuit We Believe Legion Group’s Ultimate Goal is to Exert Substantial Influence and Effective Control Over RCM - Disproportionate to Their Investment in RCM – Nominees would account for 1/3 of the RCM Board, if elected – Indicated they needed a “hammer” in settlement negotiations – Initially refused to discuss any standstill and was consistently opposed to a broad comprehensive standstill – Indicated they needed to have their nominees elected for three-year terms and not be bound by a standstill in 2015 to preserve their ability to have four directors on the Board in 2015 36

RCM’s Lawsuit in Federal Court Against Legion Group Alleging Violations of Federal Securities Laws RCM has filed a lawsuit against the members of the Legion Group in federal court in New Jersey alleging violations of the federal securities laws RCM alleges in its complaint that the Legion Group has failed to provide complete and materially accurate information in the filings it has made with the SEC, including its proxy statement, other proxy materials and Schedule 13D RCM believes recent decision to make extensive additional disclosures in its Schedule 13D and supplemental proxy statement validates concerns lack of transparency and is an obvious response to the allegations contained in our lawsuit and reflects their concern that they may face adverse court action Even after a review of disclosures, RCM continues to believe that the Legion Group is being less than transparent with our stockholders and continues to obfuscate both the numerous troublesome issues that surround its two proposed nominees, Bradley S. Vizi and Roger H. Ballou, and its ultimate plans for RCM RCM believes that the Legion Group’s recent decision to make extensive additional disclosures in its Schedule 13D and supplemental proxy statement validates RCM’s concerns with Legion Group’s lack of transparency and is an obvious response to the allegations contained in our lawsuit and reflects their concern that they may face adverse court action • Even after a review of Legion Group’s recent “flood” of additional disclosures, RCM continues to believe that the Legion Group is being less than transparent with our stockholders and continues to obfuscate both the numerous troublesome issues that surround its two proposed nominees, Bradley S. Vizi and Roger H. Ballou, and its ultimate plans for RCM 37

Conclusion This proxy contest ultimately comes down to a simple choice - electing either: RCM’s highly-qualified and very experienced Board nominees who will allow RCM to continue to build on its strong record of increasing stockholder value by approximately 587% over the past five years (not including the $1.00 per share special cash dividend that was distributed to RCM stockholders in December 2012) and, since 2010, returning close to $20 million in value to our stockholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory; OR The hand-picked, problematic nominees of a dissident stockholder group led by Legion Partners Asset Management LLC, an upstart investment which has no direct economic interest in RCM. The hand-picked, problematic nominees of a dissident stockholder group led by Legion Partners Asset Management LLC, an upstart investment vehicle run out of Bradley Vizi’s apartment, which has no direct economic interest in RCM.38

VOTE THE WHITE CARD Support your Board’s highly qualified and experienced nominees 39

Exhibit A: Exhibit B: Peer Group Exhibit C: The Truth Behind the Settlement Negotiations 40 Exhibits Exhibit A: Bios of RCM’s Nominees Exhibit B: RCM’s Peer Group Exhibit C: The Truth Behind the Settlement Negotiations

EXHIBIT A 41

Michael E.S. Frankel Independent director nominee Extensive experience as a general management, M&A, corporate development and finance executive, with roles relating to strategy, operational improvement, mergers and acquisitions and product and market expansion, in business sectors including business services, information services, financial technology, software, online content and technology sectors facilitates his valuable insight in mergers and acquisitions and business development matters Brings to the Board a strong background in corporate and securities laws and corporate governance matters as a former corporate and mergers and acquisitions attorney at one of the country's most respected law firms Current director of Onvia (Nasdaq: ONVI) since November 2010. As a member of the Onvia Board of Directors, Mr. Frankel also serves as the Chairman of its Nominating and Governance Committee Previously served as the Managing Partner of Hyde Park Advisory, LLC, a boutique advisory firm that he founded in 2011that provided advisory services on strategic growth including product and market expansion, transaction strategy, financial and business projections and general business strategy From 2008 to 2011, served as Senior Vice-President, Business Development and M&A of LexisNexis Group's Legal and Risk divisions, a leading global provider of content-enabled workflow solutions From 2005 to 2008, served as Senior Vice-President, Corporate Development for Information Resources Inc., a provider of enterprise market information solutions and services From 2003 to 2005, Vice-President, Business Development for GE Capital, the financial services unit of General Electric From 2000 to 2003, served as Vice-President, Corporate Development for VeriSign, Inc., a leading provider of online security Mr. Frankel was also an investment banker with Merrill Lynch, Pierce, Fenner & Smith Incorporated, where he served as a financial advisor for numerous public companies in connection with merger and acquisition transactions, and a corporate attorney with the prestigious law firm of Skadden, Arps, Slate, Meagher & Flom LLP where he practiced in its mergers and acquisitions group. Mr. Frankel received M.B.A and J.D. degrees from the University of Chicago 1

Robert B. Kerr Director since 1994 Mr. Kerr was a founding partner of Everingham & Kerr, Inc., a merger & acquisition consulting firm which started in 1987. The company served small and medium-sized manufacturing, distribution and service businesses. Mr. Kerr retired from Everingham & Kerr, Inc. in 2008 Extensive experience as a business consultant, advisor on hundreds of merger and acquisition transactions, entrepreneur and public company director for almost two decades Mr. Kerr's breadth of experiences facilitates his valuable insight in general and, more specifically, his ability to make significant and meaningful contributions to your Board regarding mergers and acquisitions, capital structure and his leadership as Chairman of our Audit Committee 2 Chairman of Audit Committee, Member of Compensation Committee and Nominating and Corporate Governance Committee

EXHIBIT B 42

Peer Competitors - Legion vs. RCM 1 Company Name TICKER LEGION RCM ALMOST FAMILY AFAM X AMN HEALTHCARE SERVICES INC AHS X ARGAN INC AGX X X CDI CORP CDI X X CIBER INC CBR X COMPUTER TASK GROUP INC CTG X X CROSS COUNTRY HEALTHCARE INC CCRN X HACKETT GROUP HCKT X HUDSON GLOBAL INC HSON X JACOBS ENGINEERING GROUP INC JEC X KFORCE INC KRC X ON ASSIGNMENT INC ASGN X PERFICIENT INC PRFT X X TETRA TECH INC TTEK X URS CORP URS X

RCM Peer Sector Companies 2 MULTI STAFFING SECTOR ENGINEERING SECTOR COMPANY TICKER COMPANY TICKER CDI CORP CDI TETRA TECH INC TTEK ON ASSIGNMENT INC ASGN URS CORP URS HUDSON GLOBAL INC HSON JACOBS ENGINEERING GROUP INC JEC ARGAN INC AGX IT SECTOR COMPANY TICKER HEALTH CARE SECTOR KFORCE INC KRC COMPANY TICKER COMPUTER TASK GROUP INC CTG AMN HEALTHCARE SERVICES INC AHS CIBER INC CBR CROSS COUNTRY HEALTHCARE INC CCRN PERFICIENT INC PRFT

Almost Family (AFAM) Mkt Cap 229M Almost Family, Inc. provides home health services in the United States. It operates in two segments, Visiting Nurse Services and Personal Care Services. The Visiting Nurse Services segment provides a range of Medicare-certified home health nursing services to patients in need of recuperative care, as well as services to patients in lieu of additional care in other settings, such as long term acute care hospitals, inpatient rehabilitation hospitals, or skilled nursing facilities. This segment also offers special clinically-based protocols, including frail elderly care management, optimum balance, cardio care, orthopedic, and urology programs to medically complex, chronic, and co-morbid patient populations. The Personal Care Services segment provides personal care, medication homes primarily on an as-needed, hourly basis. The company offers services through its service locations in Florida, Kentucky, Ohio, Connecticut, New Jersey, Massachusetts, Missouri, Alabama, Illinois, Pennsylvania, and Indiana. It operates approximately 48 Medicare-certified home health agencies with 105 locations; and 61 personal care locations. Almost Family, Inc. was founded in 1976 and is based in Louisville, Kentucky. RCM Response: this is not a good Health Care comparable as they primarily supply licensed home health care professionals. This is a completely different line of business than what our Specialty Health Care segment does. We did not include in RCM’s comparable companies. comparable companies. 3

AMN Healthcare (AHS) Mkt Cap 615M AMN Healthcare Services, Inc. provides healthcare workforce solutions and staffing services to healthcare facilities in the United States. The Nurse and Allied Healthcare Staffing segment offers a range of clinical workforce solutions, including a comprehensive managed services workforce solution that enables users to manage the contingent needs for a client; a recruitment process internal recruitment function for permanent staffing needs; and traditional staffing service solutions of local, and short and long-term assignment lengths. This segment also provides a shorter-term staffing solution of four to eight weeks under its NurseChoice need for registered nurses; and allied health professionals under Med Travelers, Club Staffing, and Rx Pro Health brands to acute-care hospitals and other healthcare facilities. The Locum Tenens Staffing segment places independent contractors physicians of various specialties, certified registered nurse anesthetists, nurse practitioners, physician assistants, and dentists on a temporary or locum tenens basis with various healthcare organizations, including hospitals, medical groups, occupational medical clinics, individual practitioners, networks, psychiatric facilities, government institutions, and managed care entities under the Staff Care and Linde Healthcare brand names. The Physician Permanent Placement Services segment provides physician permanent placement services under the Merritt Hawkins and Kendall & Davis brand names to hospitals, healthcare facilities, and physician practice groups in the United States. It serves acute and sub-acute care hospitals, government facilities, community health centers and clinics, physician practice groups, and other healthcare settings. AMN Healthcare Services, Inc. provides healthcare workforce solutions and staffing services to healthcare facilities in the United States. The Nurse and Allied Healthcare Staffing segment offers a range of clinical workforce solutions, including a comprehensive managed services workforce solution that enables users to manage the contingent needs for a client; a recruitment process outsourcing program that leverages support systems to replace or complement a client’s existing internal recruitment function for permanent staffing needs; and traditional staffing service solutions of local, and short and long-term assignment lengths. This segment also provides a shorter-term staffing solution of four to eight weeks under its NurseChoice brand to address hospitals’ urgent need for registered nurses; and allied health professionals under Med Travelers, Club Staffing, and Rx Pro Health brands to acute-care hospitals and other healthcare facilities. The Locum Tenens Staffing segment places independent contractors physicians of various specialties, certified registered nurse anesthetists, nurse practitioners, physician assistants, and dentists on a temporary or locum tenens basis with various healthcare organizations, including hospitals, medical groups, occupational medical clinics, individual practitioners, networks, psychiatric facilities, government institutions, and managed care entities under the Staff Care and Linde Healthcare brand names. The Physician Permanent Placement Services segment provides physician permanent placement services under the Merritt Hawkins and Kendall & Davis brand names to hospitals, healthcare facilities, and physician practice groups in the United States. It serves acute and sub-acute care hospitals, government facilities, community health centers and clinics, physician practice groups, and other healthcare settings.4

Argan (AGX) Mkt Cap 313M Argan, Inc., through its subsidiaries, provides a range of engineering, procurement, construction, commissioning, maintenance, and consulting services to the power generation and renewable energy markets. The company operates through two segments: Power Industry Services and Telecommunications Infrastructure Services. It offers design, construction, start-up, and operation services for approximately 70 facilities representing 10,000 megawatts of power-generating capacity; and engineering, procurement, and construction services to the owners of alternative energy facilities, including biomass, wind, and solar plants. The company provides power industry services to public utilities, independent power project owners, municipalities, public institutions, and private industry. It also offers telecommunications infrastructure services, including structuring, cabling, terminations, and connectivity that provide the physical transport for high speed data, voice, video, and security networks, as well as inside plant and premises wiring services comprising AutoCAD design; cable installation; equipment room, and telecom closet design and build-out; data rack and cabinet installation; raceway design and installation; and cable identification, testing, labeling, and documentation services for copper, fiber optic, and coax cable systems. In addition, the company’s telecommunications infrastructure services consist of trenchless directional boring and excavation for underground communication and power networks; aerial cabling services; and the installation of buried cable, high and low voltage electric lines, and private area outdoor lighting systems. It provides its telecommunications infrastructure services to local governments, the federal government, telecommunications, and broadband service providers. RCM Response: This is not a good comparable company as they design, construct and operate power stations. We only provide design services. We do not believe we compete with them at all. Nevertheless, we did include in RCM’s comparable companies. 5

On Assignment (ASGN) Mkt Cap 1.81B On Assignment, Inc., a diversified professional staffing firm, provides short- and long-term placement of contract, contract-to-hire, and direct hire professionals in the United States, Europe, Canada, China, Australia, and New Zealand. The company operates in five segments: Apex, Oxford, Life Sciences, Healthcare, and Physician. The Apex segment provides mission-critical information technology (IT) operations professionals for contract, contract-to-hire, and permanent placement positions to Fortune 1000 and mid-market clients. It serves companies from industries, including financial services, business services, consumer and industrials, technology, healthcare, government services, and communications. The Oxford segment provides high-end contract and direct placement services of IT and engineering professionals in the specialized IT; software and hardware engineering; and mechanical, electrical, validation, and telecommunications engineering fields. The Life Sciences segment offers contract, contract-to-permanent, and direct placement services of laboratory and scientific professionals to the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, and environmental industries. Its contract staffing specialties include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants, and other scientific professionals. The Healthcare segment provides professionals, such as nurses, specialty nurses, respiratory therapists, surgical technicians, imaging and X-ray technicians, medical technologists, phlebotomists, coders, billers, claims processors, and collections staff. The Physician segment offers contract and direct placement physicians in hospitals; community-based practices; and federal, state, and local facilities. 6

Ciber Inc. (CBR) Mkt Cap 249M Ciber, Inc. operates as an information technology (IT) company worldwide. The company primarily offers application development and maintenance (ADM) services, and Ciber managed services (CMS). It has vendor relationships with technology partners, such as Oracle, SAP, Infor (Lawson), Salesforce.com, IBM, and Microsoft. The company’s IT services include application development and management, IT strategy and project management, business intelligence and performance management, quality assurance and testing, cloud computing, and mobility services. Ciber also offers enterprise resource planning (ERP) and customer relationship management (CRM) solutions. The company serves Global 2000 blue-chip companies in industries, such as manufacturing, healthcare and life sciences, communications, energy and utilities, financial services, and the public sector. It provides solutions onsite, offsite, onshore, near-shore, or in a blended combination with seven delivery centers located in North America, Europe, and Asia. 7

Cross Country (CCRN) Mkt Cap 197M Cross Country Healthcare, Inc. provides nurse, allied and physician staffing services, and workforce solutions to the healthcare market in the United States. It operates through three segments: Nurse and Allied Staffing, Physician Staffing, and Other Human Capital Management Services. The Nurse and Allied Staffing segment provides nurse and allied staffing services; and is involved in staffing allied health professionals, registered nurses, nurse assistants, and other healthcare professionals in a range of specialties, such as operating room technicians, rehabilitation therapists, radiology technicians, respiratory therapists, radiation therapy technicians, nurse practitioners, and physician assistants. This segment markets its nurse and allied staffing services primarily to acute care hospitals and health systems; staffing solutions under the Cross Country Staffing and Allied Health Group brands; and health and medical services for-profit and not-for-profit sectors. The physician Staffing segment provides temporary physician staffing (locum tenens) services. The Other Human Capital Management Services segment offers education and training programs, as well as provides retained search services for physicians and healthcare executives. The company was formerly known as Cross Country, Inc. and changed its name to Cross Country Healthcare, Inc. in May 2003. 8

 CDI Corp., together with its subsidiaries, provides integrated engineering and technology solutions, and professional staffing services in the Americas, Europe, the Middle East, Africa, and the Asia Pacific. The company offers engineering and information technology solutions include the analysis of a client's engineering or information technology needs and the development of a solution. It also offers skilled technical and professional personnel for discrete periods of time; and permanent placement services, as well as provides professional staffing services, such as managed services and managed staffing programs, functional staffing outsourcing, and business advisory services. In addition, the company operates as a franchisor and provides the use of its trademarks, business systems, and training and support services to its franchisees who engage in the search and recruitment of executive, technical, professional, and managerial personnel for employment by their customers. Further, it offers training and support, implementation services, and back-office services to enable franchisees to pursue contract staffing opportunities. The company was founded in 1950 and is headquartered in Philadelphia, Pennsylvania. RCM Response: this is a very good comparable and one RCM used. 9 CDI Corp (CDI) Mkt Cap 302M

Computer Task (CTG) Group Mkt Cap 318M Computer Task Group, Incorporated operates as an information technology (IT) solutions include selection and implementation of packaged software; design, development, testing, and integration of new systems; and development and implementation of customized software and solutions. Its IT solutions also consist of implementing electronic medical records; assisting in the start-up and development of health information exchanges; and providing transitional application management services, such as outsourcing support of single or multiple applications and help desk managing IT talent primarily for technology service providers and companies with multiple locations. It also provides IT services for the healthcare provider market that include clinical systems integration and implementation, application management, technology support for medical imaging, training, and technical resources. The company serves technology service providers, healthcare, energy, and financial services markets. RCM Response: this is not a great IT comp as their primary business is to provide IT services to Health Care institutions, a sector where RCM does not generate material Computer Task Group, Incorporated operates as an information technology (IT) solutions and staffing company in North America and Europe. The company’s IT solutions include selection and implementation of packaged software; design, development, testing, and integration of new systems; and development and implementation of customized software and solutions. Its IT solutions also consist of implementing electronic medical records; assisting in the start-up and development of health information exchanges; and providing transitional application management services, such as outsourcing support of single or multiple applications and help desk functions. The company’s IT staffing solutions include recruiting, retaining, and managing IT talent primarily for technology service providers and companies with multiple locations. It also provides IT services for the healthcare provider market that include clinical systems integration and implementation, application management, technology support for medical imaging, training, and technical resources. The company serves technology service providers, healthcare, energy, and financial services markets. RCM Response: this is not a great IT comp as their primary business is to provide IT services to Health Care institutions, a sector where RCM does not generate material revenues. Nevertheless, we did include in RCM’s comparable companies. 10

Hackett Group (HCKT) Mkt Cap 190M The Hackett Group, Inc. operates as a strategic advisory and technology consulting firm primarily in the United States and Western Europe. The company offers executive advisory programs, benchmarking, business transformation, and technology consulting services, with corresponding offshore support. Its executive advisory programs consists of advisor inquiry, an inquiry service used by clients for access to fact-based advice on proven approaches and methods to increase the efficiency of selling, general, and administrative processes; best practice research, a research that provides insights into the proven approaches in use at organizations that yield superior business results; peer interaction program comprising member-led Webcasts, annual Best Practice Conferences, annual Member Forums, membership performance surveys, and client-submitted content; and best practice intelligence center, an online, searchable repository of best practices, performance metrics, conference presentations, and associated research. The company’s bench marking services conduct studies in the areas of selling, general administrative, finance, human resources, information technology, procurement, enterprise performance management, shared service centers, and working capital management. These services are used by clients to establish priorities, generate organizational consensus, align compensation to establish performance goals, and develop the required business case for business and technology investments. Its business transformation programs help clients to develop coordinated strategy for achieving performance improvements across the enterprise; and enterprise resource planning solutions professionals help clients choose and deploy the software applications that best meet their needs. The company was formerly known as Answerthink, Inc. and changed its name to The Hackett Group, Inc. in January 2008. RCM Response: this is not a good IT comparable as they are more of a management consulting comparable companies. RCM Response: this is not a good IT comparable as they are more of a management consulting company. RCM does not do any of what is listed in this Company’s profile. We did not include in RCM’s comparable companies.11

Hudson Global (HSON) Mkt Cap 110M Hudson Global, Inc. provides professional-level recruitment and related talent solutions for small to large-sized corporations and government agencies worldwide. It offers permanent recruitment services; and contract consulting services, such as project management, interim management, and professional contract staffing services. The company also provides legal services, including eDiscovery solutions, which offer an integrated system of discovery management and review technology deployment for corporate and law firm clients; managed document review services comprising logistical deployment, project management, process design, and productivity management services; and contract attorney staffing services. In addition, it offers recruitment process outsourcing services, such as complete recruitment outsourcing, project-based outsourcing, contingent workforce solutions, and recruitment consulting services to multinational companies; and talent management solutions, including talent assessment, interview training, executive coaching, employee development, and outplacement. The company was formerly known as Hudson Highland Group, Inc. and changed its name to Hudson Global, Inc. in April 2012. 12

Jacobs Engineering (JEC) Group Inc. Mkt Cap 8.23B Jacobs Engineering Group Inc. provides technical, professional, and construction services to various industrial, commercial, and governmental clients worldwide. It offers project services that include engineering, design, architectural, interiors, planning, and environmental services; and process, scientific, and systems consulting services relating to scientific testing, analysis, and consulting activities, as well as information technology, and systems engineering and integration activities. The company also provides construction services comprising traditional field construction services, modular construction activities, and direct-hire construction and construction management services; and operations and maintenance services that include services performed in connection with operating facilities on behalf of clients, as well as services involving process plant and facilities maintenance. It serves clients operating in various industries and markets, such as oil and gas exploration, production, and refining; aerospace, defense, and environmental programs; chemicals and polymers; mining and minerals; pharmaceuticals and biotechnology; infrastructure; buildings; power; pulp and paper; technology and manufacturing; and food and consumer products. The company provides its services through approximately 200 offices located primarily in North America, South America, Europe, the Middle East, India, Australia, Africa, and Asia. 13

Kforce Inc. (KFRC) Mkt Cap 675M Kforce Inc., together with its subsidiaries, provides professional and technical staffing services and solutions in the United States. It operates through four segments: Technology, Finance and Accounting, Health Information Management, and Government Solutions. The Technology segment offers temporary staffing and permanent placement services focusing on information technology comprising systems/applications programmers and developers, senior-level project managers, systems analysts, enterprise data management, e-business, and networking technicians, as well as healthcare and financial services, and government integrators. The Finance and Accounting segment provides temporary staffing and permanent placement services in the areas of general accounting, business analysis, accounts payable, accounts receivable, financial analysis and reporting, taxation, management consultants, budget preparation and analysis, mortgage and loan processing, cost analysis professional administrative, credit and collections, audit services, and systems and controls analysis and documentation. The Health Information Management segment offers temporary staffing services consisting of acute care facilities, hospitals, physician clinics, software providers, and insurance companies, as well as in the health information technology, the revenue life cycle, and health information management areas. The Government Solutions segment provides technology, and finance and accounting professionals to the federal government; and integrated business solutions in information technology, healthcare informatics, data and knowledge management, research and development, financial management and accounting, and other areas. 14

Perficient (PRFT) Mkt Cap 658M Perficient Inc. provides information technology consulting services to various enterprise companies primarily in the United States. The company designs, builds, and delivers business-driven technology solutions using third party software products. Its solutions include business integration and service oriented architectures, enterprise portals and collaboration, custom applications, and technology platform implementations, as well as customer relationship management, enterprise performance management, enterprise content management, enterprise performance management, enterprise content management, and business intelligence solutions. The company’s solutions enable its clients to operate a real-time enterprise that adapts business processes and the systems that support them to meet the changing demands of marketplace. RCM Response: this is not a great IT comp as they are pure solutions company that has made dozens of acquisitions over the past five years, if not more. This company is essentially a roll-up that has experienced good stock performance to date. Nevertheless, we did include in RCM’s comparable companies. 15

Tetra Tech Inc. (TTEK) Mkt Cap1.69B Tetra Tech Inc., together with its subsidiaries, provides consulting, engineering, program management, construction management, and technical services for water, environment, energy, infrastructure, and natural resources sectors. The company operates in four segments: Engineering and Consulting Services (ECS), Technical Support Services (TSS), Engineering and Architecture Services (EAS), and Remediation and Construction Management (RCM). The ECS segment provides front-end science, consulting engineering, and project management services in the areas of surface water management, solid waste management, mining, geotechnical sciences, arctic engineering, industrial processes, oil sands, and information technology. The TSS segment offers management consulting and strategic direction in the areas of environmental assessments/hazardous waste management, climate change, international development, international reconstruction and stabilization, energy, oil and gas, and technical government consulting services. The EAS segment provides engineering and architecture design services, including leadership in energy and environmental design (LEED) and sustainability services, together with technical and program administration services for projects related to water infrastructure, transportation, and buildings and facilities. The RCM segment offers construction and construction management services in the areas of environmental remediation, infrastructure development, energy, and oil and gas. The company offers its services to the U.S. federal, state, and local government agencies, as well as to commercial and international clients. 16

URS Corporation (URS) Mkt Cap 3.82B URS Corporation provides engineering, construction, and technical services to public agencies and private sector clients worldwide. The company plans, designs, engineers, constructs, retrofits, and maintains various power-generating facilities, and systems that transmit and distribute electricity, as well as develops and installs clean air technologies. It also offers services to build, expand, and modernize infrastructure, such as surface, air, and rail transportation networks; ports and harbors; and water supply, treatment, and conveyance systems, as well as provides operations and maintenance services for completed projects. In addition, the company offers program management; planning, design, and engineering; systems engineering and technical assistance; IT services; construction and construction management; operations and maintenance; and decommissioning and closure services to various government departments and agencies. Further, it modernizes weapons systems; refurbishes military vehicles and aircraft; trains pilots; and manages military and government installations, as well as offers logistics support for military operations and supports the decommissioning of former military bases for redevelopment. Additionally, it supports programs to eliminate nuclear, chemical, and biological weapons. The company also provides engineering, procurement, and construction services for new industrial and commercial infrastructure, and process facilities; and for the expansion, modification, and up gradation of existing facilities. In addition, its services include front-end studies, engineering and process design, procurement, construction and construction management, facility management, and operations and maintenance services, as well as due diligence, permission, compliance, environmental management, pollution control, health and safety, and waste management and remediation services. 17

EXHIBIT C 43

Page 1 of 3 Exhibit C Truth in Settlement Breakdown over Declassification Facts in Written Documents (all dates 2013): In RCM’s proposed settlement agreement sent September 26, and in follow-up emails on September 30 and October 1, RCM offered to declassify the Board prior to the 2013 annual meeting, so that all directors would thereafter be elected to one year terms (i.e., at 2014 meeting four of six directors would be up for election, and by 2015 meeting, all directors would be up for election). In Legion’s settlement letter dated September 4 and draft settlement agreement sent September 23, Legion demanded that declassification start at the 2014 annual meeting and “each director in office immediately prior to the 2014 annual meeting shall continue to serve the terms for which such director was elected.” Under this framework, two of six directors would be up for election in 2014, four of six in 2015 and not until 2016 would all six be up for election, with the two Legion directors up for the first time that year. In its preliminary proxy statement filed on October 21, Legion stated that “in the Company’s proxy materials, the Board announced that on October 18, 2013, it had determined to adopt the Stockholder Group’s proposals to amend the Company’s Bylaws to (i) eliminate the classification of the Board and to require that all directors stand for election annually” (emphasis added). Note: This statement ignores the critical fact that Legion wanted declassification to take effect only after its nominees were entrenched through 2016, and the Board adopted a significantly different declassification proposal starting in 2013. In its final proxy statement Legion changed its story on declassification and stated “we believe that the Company’s characterization of our settlement discussions in its proxy materials, that we insisted that the Company delay implementation of the declassification of the Board until the 2014 Annual Meeting, is inaccurate. We were amenable to the implementation of the declassification proposal at the 2013 Annual Meeting if the Company in turn agreed that all directors would stand for re-election to serve one-year terms at the 2014 Annual Meeting (not just the Stockholder Group’s two Nominees).” (Emphasis added.) Legion never offered, in any written or oral communication, a settlement on any basis other than the declassification of the Board starting at the 2014 annual meeting. The last correspondence on settlement came from RCM in the form of an email sent on October 1. Even at that late date, RCM stated to Legion that “we’re open to other creative proposals [and] we are happy to listen.” Legion walked away from the settlement table without providing any alternatives to their proposal of declassification starting at the 2014 annual meeting.

Page 2 of 3 Claims Under Dispute: RCM is not sure what “amenable” means in the manner used by Legion in its final proxy statement, but RCM is certain that Legion took an unwavering position both verbally and in writing that declassification must start at the 2014 annual meeting. This was clearly a determinative factor for Legion, since, in response to RCM’s September 30 e-mail, Mr. Vizi stated that Legion would not proceed with settlement discussions until the declassification and express reimbursement issues were resolved. RCM subsequently offered to compromise on the expense reimbursement issue, but even that was not sufficient to move settlement negotiations along, clearly demonstrating Legion’s insistence on delaying the declassification of the Board. Why is this Distinction Important? By demanding declassification begin only at the 2014 annual meeting, Legion was seeking to ensure that its nominees, if elected at the 2013 annual meeting, would be entrenched and would not have to stand for election again until the 2016 annual meeting. Since the settlement discussions contemplated a broad standstill through the 2014 annual meeting, and RCM agreed to re-nominateand recommend the re-election of the Legion directors at the 2014 annual meeting, RCM’s settlement proposal virtually guaranteed the Legion directors would serve as members of the Board up until the 2015 annual meeting. The settlement discussions always contemplated that both RCM & Legion would be free to nominate whomever they wanted for election to the Board at the 2015 annual meeting, since the standstill would no longer be in effect. RCM’s declassification proposal ensured that all six director seats would be available at the 2015 annual meeting and thereby both parties would be on “equal footing” with neither having an advantage. Legion’s proposal of delaying declassification until the 2014 annual meeting would have ensured that their directors would serve for three years, through the 2016 annual meeting. So, when the standstill expired in 2015, all four of the non-Legion directors would have to stand for election, while Legion’s nominees would be guaranteed another year of Board membership. The impact of this scenario would be that (a) Legion would only need to win two of four contested seats to gain control of RCM at the 2015 annual meeting, and (b) Legion would be in a situation to exert considerable leverage in 2015. To use Mr. Vizi’s term, they would have a “hammer” in 2015. Whose Version is More Believable? It’s clear from written documents that Legion demanded declassification starting at the 2014 annual meeting, not in 2013, and never offered another proposal, despite multiple attempts by RCM to get Legion to revise this unwavering position. We know that Legion

Page 3 of 3 has now conveniently adopted their “amenable” version of the negotiations, but this does not change the historical record. If Legion were not focused on entrenching its directors, then why, when there was going to be a true standstill through the 2014 annual meeting (as the parties had discussed), would Legion care if RCM declassified in 2013? Legion’s directors would have been renominated and recommended for re-election at the 2014 annual meeting under this agreement, so full declassification in 2014 as opposed to 2015 would provide no benefit to Legion. The only reason for Legion to care about this difference is that it could potentially delay their ability to seize control of the Company’s Board. Why would RCM walk away from the proposal Legion claims it was “amenable to” and adopt its immediate declassification proposal? RCM was only concerned about the 2015 annual meeting once there was no longer a standstill, and the difference in the proposals resulting in two additional directors having to stand for re-election in 2014, when the standstill would be in place, is immaterial to RCM. Clearly, had RCM actually been offered the version of the declassification proposal that Legionclaims it was “amenable to” along with a broad standstill through the 2014 annual meeting, RCM would have accepted that proposal. Why did Legion walk away over this single issue? Did Legion even want to settle in the first place? Or did they just want control over RCM as soon as possible?

On Sep 30, 2013, at 4:44 PM, "Miller, Kevin" <kevin.miller@rcmt.com> wrote: Hello Brad: While we have made significant progress over the past two weeks in getting to a settlement, we appear to have reached a potential impasse on two major items: 1. Board Declassification - We have proposed that we destagger the Board beginning with the members elected at the 2013 meeting. You have proposed that we destagger the Board starting with the members elected at the 2014 meeting since you want to ensure that your nominees elected in 2013 do not need to stand for re-election until 2016. 2. Expense Reimbursement - You have indicated that you must be reimbursed for actual expenses not to exceed $200,000. We believe that a much more appropriate expense reimbursement cap is closer to $50,000. While we have expressed some willingness to consider a higher amount, we have yet to receive a revised proposal from you. As we have discussed, I believe it is difficult for us to make any further progress on either of these two significant open issues before we can get our arms around whether there are any other open issues in the settlement agreement such as the standstill, ownership limitation, etcetera. As such, it would be extremely helpful for your team to turn another draft of the settlement agreement early tomorrow so that we can see exactly where both parties stand. Of course, I am assuming you remain interested in continuing the settlement discussions. If that is not the case, please let me know ASAP. Thank you, Kevin D. Miller Chief Financial Officer <image001.png> 2500 McClellan Avenue, Suite 350 Pennsauken, NJ 08109 Office: (856) 356-4569 Fax: (856) 356-4570 From: Brad Vizi [mailto:bvizi@legionpartners.com] Sent: Monday, September 30, 2013 8:15 PM To: Miller, Kevin Subject: Re: Discussion Recap As discussed--we want to come to a resolution on these two points before turning the document. BV Bradley S. Vizi, CFA Managing Director Legion Partners Asset Management, LLC | 330 519-1158

From: Miller, Kevin [mailto:kevin.miller@rcmt.com] Sent: Tuesday, October 01, 2013 11:57 AM To: Brad Vizi Subject: RE: Discussion Recap Importance: High Hi Brad: Thank you for your prompt response. I’m disappointed that your team seems to be placing a hard line in the sand and refusing to allow us to get closure on all the other open issues in the agreement unless the declassification and expense reimbursement issues are resolved first. I continue to believe that narrowing down the open issues to two or three is in everyone’s interest but we won’t know whether that is the case without seeing another turn of the agreement. While I think there is room for us to close the gap on the expense reimbursement issue and eventually find common ground, I find more troubling your stance on board declassification. Your position that we move to declassify our board but basically carve out Legion’s nominees so they can serve three-year terms is hypocritical. We continue to reiterate that the better course of action for shareholders is to destagger the Board starting with members elected at the 2013 meeting. As we discussed, we’re open to other creative proposals we are happy to listen. We ask that you reconsider your position on declassification so we can move quickly to finalize a settlement. In any event, we wanted to give you one more chance to reconsider your position on declassification. Please let me know your position today. Thank you. Kevin D. Miller Chief Financial Officer 2500 McClellan Avenue, Suite 350 Pennsauken, NJ 08109 Office: (856) 356-4569 Fax: (856) 356-4570 From: Brad Vizi [mailto:bvizi@legionpartners.com] Sent: Tuesday, October 01, 2013 3:13 PM To: Miller, Kevin Subject: RE: Discussion Recap Kevin, I am disappointed about your general aversion toward corporate governance best practices. As discussed, we will not waver in our devotion to these basic tenets—we have a long track record of implementing best practices at our portfolio companies, much to management and the incumbent Board’s chagrin RCM will be no different. When you are ready to embraces these practices, consistent with their historic implementation as opposed to your own spin of them, we will revisit building upon prior discussions. I will remind you that the life of these types of discussions is finite—each passing day is one more day RCM can no longer manipulate the democratic process disenfranchising shareholders. As that day nears a settlement becomes less attractive to us. In the meantime, we continue to remain open to a deal that makes sense for all shareholders—watered down corporate governance features are not part of that deal. bv

September 4, 2013 VIA ELECTRONIC MAIL Mr. Leon Kopyt Chairman of the Board and Chief Executive Officer RCM Technologies, Inc. 2500 McClellan Avenue, Suite 350 Pennsauken, New Jersey 08109-4613 Dear Leon: Thank you for your letter of August 29, 2013. We are keenly aware of the costs and distractions associated with a proxy contest and would much prefer to work alongside you to enhance value for all RCM shareholders. Following up on conversations between Kevin Miller and I over the last week, I want to reiterate that we are open to reaching an agreement to the extent it makes sense for all shareholders. In that spirit, we are willing to consider moving forward and have set forth below increased detail with respect to a settlement that would be acceptable to us. Key terms are as follows: Stand-still Agreement o Legion and RCM will execute a stand-still agreement which will terminate at the 2014 annual meeting. o The stand-still will restrict Legion from seeking, alone or with others, additional representation on the Board of Directors. o Legion will agree to withdraw its nomination of directors and vote its shares in favor of s slate o nominees Messrs. Vizi and Ballou) at the 2013 annual meeting. Board of Directors o RCM will cause Messrs. Kerr and Needleman to resign from the Board, effective immediately, and Messrs. Vizi and Ballou will be appointed to the Board to fill the vacancies resulting from the foregoing resignations. o RCM and the Board will support the election of the 2013 annual meeting to serve as Class B Directors, with terms expiring in 2016. o The Board will remain fixed at six members through the 2015 annual meeting, unless mutually agreed upon with Legion. o If any Legion nominee is unable to serve as a director at any time and for any reason, Legion has the right to recommend replacement directors as long as it owns 5% or more of the company and the Board may not unreasonably withhold acceptance of any replacement director. o Mr. Vizi will assume the role of Lead Independent Director for his tenure on the Board, unless mutually agreed upon with Legion Annual Meeting RCM and the Board will support the election of the 2013 annual meeting to serve as Class B Directors, with terms expiring in 2016. Legion will agree to withdraw its nomination of directors and vote its shares in favor of RCM’s slate (which shall include Legion’s two nominees – Messrs. Vizi and Ballou) at the 2013 annual meeting. RCM and the Board will support the election of Legion’s two nominees at the 2013 annual meeting to serve as Class B Directors, with terms expiring in 2016. If any Legion nominee is unable to serve as a director at any time and for any reason, Legion has the right to recommend replacement directors as long as it owns 5% or more of the company’s outstanding stock and the Board may not unreasonably withhold acceptance of any replacement director.

o The 2013 annual meeting will be held no later than November 15, 2013. o The 2014 annual meeting will be held no later than September 30, 2014. o The 2015 annual meeting will be held no later than June 30, 2015. Legion Proposals o Shareholders will be allowed to vote on the following proposals at the 2013 annual meeting and the RCM Board of Directors Destaggering of the Board (beginning with the 2014 annual meeting; provided that each director in office immediately prior to the 2014 annual meeting shall continue to serve the terms for which such director was elected); and Majority voting standard in non-contested director elections. o No other proposals will be brought before the 2013 annual meeting except as set forth above. Ownership threshold o Within five (5) business days following the date of any definitive settlement agreement between the Company and Legion, the Company shall amend its Shareholder Rights 5 twenty 20 necessary conforming changes. Full reimbursement of Legion expenses, including legal fees and expenses, incurred with respect to the 2013 proxy contest, including with respect to Schedule 13D amendments, the nomination letter, letters to the board, and the negotiation of a settlement. Legion and RCM shall issue a joint press release announcing the settlement of the 2013 proxy contest. We believe these terms are fair, reasonable and consistent with your settlement thinking. It is time to move forward and work together to serve the best interests of all RCM shareholders. Sincerely, Bradley S. Vizi Managing Director Legion Partners Asset Management, LLC cc: Mr. Kevin Miller, CFO, RCM Technologies, Inc. Destaggering of the Board (beginning with the 2014 annual meeting; provided that each director in office immediately prior to the 2014 annual meeting shall continue to serve the terms for which such director was elected); an meeting and the RCM Board of Directors will recommend voting “FOR” each proposal Agreement, as amended, to replace any mention of “fifteen percent” or “15%” in the definition of “Acquiring Person” with “twenty percent” or “20%”, and to make any necessary conforming changes.

Important Shareholder Information In connection with the 2013 Annual Meeting of Stockholders, RCM filed a definitive proxy statement and WHITE proxy card with the SEC on October 30, 2013 (the 2013 Proxy Statement”) and has mailed the 2013 Proxy Statement and WHITE proxy card to its shareholders. WE URGE SHAREHOLDERS TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin D. Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ 08109. In addition, copies of the proxy materials, when available, may be requested from proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885. RCM, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2013 Annual Meeting. Information regarding the interests of such participants is included in the 2013 Proxy Statement and other relevant documents filed and to be filed by RCM with the SEC in connection with the proxy solicitation. 44